Exhibit 99.1

Press Release

DENVER, CO—October 29, 2013	Contact: Chris Van Ens
Phone: 720.348.7762

UDR ANNOUNCES THIRD QUARTER 2013 RESULTS

~ Reports Third Quarter FFO as Adjusted per Share of $0.36 ~

Third Quarter 2013 Highlights:

•	Funds from Operations (“FFO”) per share was $0.37 (+12% year-over-year), FFO as Adjusted per share was $0.36 (+9%), and AFFO per share was $0.31 (+7%).

•	Year-over-year same-store revenue and net operating income (“NOI”) growth for the quarter were 4.9 percent and 6.0 percent, respectively.

•	Invested $70.0 million during the quarter to advance the Company’s $1.1 billion development pipeline. Completed 520 development homes in Orange County, Dallas, San Diego and Metro D.C.

•	Completed the redevelopment of 209 homes located in Manhattan and Orange County on quarterly spend of $21.9 million.

•	Issued $300 million of 3.7%, 7-year senior unsecured notes. Proceeds were used to pay off the Company’s outstanding line of credit and for general corporate purposes.

•	Increased full-year FFO per share guidance to $1.43 to $1.45, FFO as Adjusted per share guidance to $1.38 to $1.40 and AFFO per share guidance to $1.22 to $1.24 resulting from Hurricane Sandy related insurance recoveries.

The following table highlights the Company’s FFO, FFO as Adjusted and AFFO per share for the current period as compared to the previous year period:

	Q3 2013	Q3 2012	YTD 2013	YTD 2012
FFO per share	$0.37	$0.33	$1.09	$1.10
JV financing and acquisition fees	(0.000)	—	(0.001)	—
Hurricane-related (recoveries)/charges, net	(0.015)	—	(0.037)	—
Other	—	0.006	0.001	(0.103)
FFO as Adjusted per share	$0.36	$0.33	$1.05	$1.00
Recurring capital expenditures	(0.045)	(0.049)	(0.117)	(0.131)
AFFO per share	$0.31	$0.29	$0.93	$0.87

A reconciliation of FFO, FFO as Adjusted and AFFO to GAAP Net Income attributable to UDR, Inc. can be found on Attachment 2 of the Company’s third quarter supplemental package.

Operations

Same-store NOI increased 6.0 percent year-over-year in the third quarter of 2013 while same-store revenue increased 4.9 percent over the same period. Same-store physical occupancy was 96.1 percent as compared to 95.9 percent in the prior year period. Same-store expenses increased 2.6 percent driven by increases in real estate taxes, personnel, and insurance costs. The third quarter annualized rate of turnover increased 160 basis points year-over-year to 67.5 percent.

Summary of Same-Store Results Third Quarter 2013 versus Third Quarter 2012

Region	Revenue Growth/ Decline	Expense Growth/ Decline	NOI Growth/ Decline	% of Same- Store Portfolio(1)	Same-Store Occupancy(2)	Number of Same-Store Homes(3)
West	6.2%	(0.1%)	9.1%	40.8%	96.1%	13,025
Mid-Atlantic	2.2%	3.7%	1.5%	25.8%	96.0%	9,578
Southeast	4.2%	2.9%	5.0%	16.6%	96.1%	9,515
Northeast	6.9%	7.8%	6.5%	9.6%	96.8%	1,879
Southwest	6.4%	5.4%	7.1%	7.2%	96.7%	3,998

Total	4.9%	2.6%	6.0%	100.0%	96.1%	37,995

(1)	Based on Q3 2013 NOI.
(2)	Average same-store occupancy for the quarter.
(3)	During the third quarter, 37,995 apartment homes, or approximately 92 percent of 41,420 total consolidated apartment homes (versus 53,656 apartment homes inclusive of joint ventures and development pipeline homes upon completion), were classified as same-store. The Company defines same-store as all multifamily communities owned and stabilized for at least one year as of the beginning of the most recent quarter.

Sequentially, the Company’s same-store NOI decreased by 0.1 percent on revenue growth of 1.3 percent and a 4.5 percent increase in expenses during the third quarter of 2013.

For the nine months ended September 30, 2013, the Company’s same-store revenue increased 5.1 percent as compared to the prior year while expenses increased 2.6 percent resulting in a same-store NOI increase of 6.2 percent as compared to the prior year period in 2012. Year-over-year occupancy increased by 20 basis points to 95.9 percent.

Summary of Same-Store Results YTD 2013 versus YTD 2012

Region	Revenue Growth/ Decline	Expense Growth/ Decline	NOI Growth/ Decline	% of Same- Store Portfolio(1)	Same-Store Occupancy(2)	Number of Same-Store Homes(3)
West	5.6%	1.0%	7.6%	39.8%	95.2%	12,617
Mid-Atlantic	3.0%	2.9%	3.1%	27.0%	96.2%	9,578
Southeast	5.2%	4.2%	5.7%	17.5%	96.2%	9,515
Northeast	7.5%	5.5%	8.3%	9.8%	96.6%	1,879
Southwest	6.8%	2.3%	9.8%	5.9%	96.5%	3,115

Total	5.1%	2.6%	6.2%	100.0%	95.9%	36,704

(1)	Based on YTD 2013 NOI.
(2)	Average same-store occupancy for YTD 2013.
(3)	During the nine months ended September 30, 2013, 36,704 apartment homes, or approximately 89 percent of 41,420 total consolidated apartment homes, were classified as same-store. The Company defines same-store as all multifamily communities owned and stabilized for at least one year as of the beginning of the most recent year.

Development and Redevelopment Activity

In the third quarter of 2013, the Company spent a total of $91.9 million towards the completion of its $1.2 billion development and redevelopment pipeline.

The Company completed the development of 520 homes and spent $70.0 million advancing its development projects during the quarter. In total, the Company has funded 71 percent of its pipeline. By year-end 2013, the Company expects that 30 percent of the $1.0 billion active development pipeline will be completed.

The Company completed the redevelopment of 209 homes and spent $21.9 million advancing its redevelopment projects during the quarter. In total, the Company has funded 87 percent of its active pipeline with 531 redeveloped homes remaining to be delivered, or 38 percent, at its Rivergate (Manhattan) and 27 Seventy Five Mesa Verde (Orange County) communities.

Hurricane Sandy Insurance Recoveries

During the third quarter, the Company settled 100 percent of its Hurricane Sandy claims with its insurance carrier. After a deductible of $1.1 million, the Company realized recoveries of $27.5 million. Damages from the storm, including business interruptions costs, totaled $30.4 million.

Capital Markets Activity

As previously announced on September 19, 2013, the Company issued $300 million of 3.7 percent, 7-year senior unsecured notes under its existing shelf registration. The notes will mature on October 1, 2020. Net proceeds from the issuance were used to pay off outstanding indebtedness on the Company’s unsecured line of credit and for general corporate purposes. Additional details related to the transaction can be found in the September 19, 2013 press release on the Company’s website at www.udr.com

As of the end of the third quarter, the Company had no remaining outstanding debt maturities in 2013.

Balance Sheet

On July 23, 2013, Moody’s affirmed the Company’s credit rating of Baa2 and changed its outlook to Positive from Stable.

At September 30, 2013, the Company had $1 billion in availability through a combination of cash and undrawn capacity on its credit facilities.

The Company’s total indebtedness at September 30, 2013 was $3.5 billion. The Company ended the third quarter with fixed-rate debt representing 90 percent of its total debt, a total blended interest rate of 4.3 percent and a weighted average maturity of 4.7 years. The Company’s leverage was 39.0 percent versus 38.3 percent a year ago and the Company’s net debt-to-EBITDA was 7.0 times versus 7.1 times a year ago.

Dividend

As previously announced, the Company’s Board of Directors declared a regular quarterly dividend on its common stock for the third quarter of 2013 in the amount of $0.235 per share. The dividend will be paid in cash on October 31, 2013 to UDR common stock shareholders of record as of October 10, 2013. The 2013 annualized dividend of $0.94 represented a yield of 3.7 percent as of October 25, 2013. The third quarter 2013 dividend represented the 164th consecutive quarterly dividend paid by the Company on its common stock.

Outlook

For the fourth quarter of 2013, the Company has established the following guidance ranges.

	Current	Previous
FFO per share	$0.34 to $0.36	n/a
FFO as Adjusted per share	$0.33 to $0.35	n/a
AFFO per share	$0.29 to $0.31	n/a

For the full-year 2013, the Company has increased its full-year FFO per share, FFO as Adjusted per share and AFFO per share guidance as the result of Hurricane Sandy insurance recoveries. Below are the full-year guidance ranges.

	Current	Previous
FFO per share	$1.43 to $1.45	$1.40 to $1.44
FFO as Adjusted per share	$1.38 to $1.40	$1.36 to $1.40
AFFO per share	$1.22 to $1.24	$1.20 to $1.24

For the full-year 2013, the Company has increased its same-store growth assumptions. Below are the full-year guidance ranges.

	Current	Previous
Revenue	4.75% to 5.00%	4.50% to 5.00%
Expense	2.75% to 3.00%	2.75% to 3.25%
Net operating income	5.75% to 6.00%	5.25% to 6.00%
Physical occupancy	96.0%	95.5%

Additional assumptions for the Company’s fourth quarter and full-year 2013 guidance can be found on Attachment 15 of the Company’s third quarter supplemental package.

Supplemental Information

The Company offers Supplemental Financial Information that provides details on the financial position and operating results of the Company which is available on the Company’s website at www.udr.com.

Conference Call and Webcast Information

UDR will host a webcast and conference call at 1:00 p.m. EDT on October 29, 2013 to discuss third quarter results. A webcast will be available on UDR’s website at www.udr.com. To listen to a live broadcast, access the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software.

To participate in the teleconference dial 866-225-8754 for domestic and 480-629-9818 for international and provide the following conference ID number: 4643653.

A replay of the conference call will be available through November 29, 2013, by dialing 800-406-7325 for domestic and 303-590-3030 for international and entering the confirmation number, 4643653, when prompted for the pass code.

A replay of the call will be available for 30 days on UDR’s website at www.udr.com.

Full Text of the Earnings Report and Supplemental Data

Internet — The full text of the earnings report and Supplemental Financial Information will be available on the Company’s website at www.udr.com.

Mail — For those without Internet access, the third quarter 2013 earnings report and Supplemental Financial Information will be available by mail or fax, on request. To receive a copy, please call UDR Investor Relations at 720-348-7762.

Forward Looking Statements

Certain statements made in this press release may constitute “forward-looking statements.” Words such as “expects,” “intends,” “believes,” “anticipates,” “plans,” “likely,” “will,” “seeks,” “estimates” and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts and assumptions and are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in a forward-looking statement, due to a number of factors, which include, but are not limited to, unfavorable changes in the apartment market, changing economic conditions, the impact of inflation/deflation on rental rates and property operating expenses, expectations concerning availability of capital and the stabilization of the capital markets, the impact of competition and competitive pricing, acquisitions, developments and redevelopments not achieving anticipated results, delays in completing developments, redevelopments and lease-ups on schedule, expectations on job growth, home affordability and demand/supply ratio for multifamily housing, expectations concerning development and redevelopment activities, expectations on occupancy levels, expectations concerning the joint ventures with third parties, expectations that automation will help grow net operating income, expectations on annualized net operating income and other risk factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time, including the Company’s Annual Report on Form 10-K and the Company’s Quarterly Reports on Form 10-Q. Actual results may differ materially from those described in the forward-looking statements. These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this press release, and the Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein, to reflect any change in the Company’s expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except to the extent otherwise required under the U.S. securities laws.

This press release and these forward-looking statements include UDR’s analysis and conclusions and reflect UDR’s judgment as of the date of these materials. UDR assumes no obligation to revise or update to reflect future events or circumstances.

About UDR, Inc.

UDR, Inc. (NYSE:UDR), an S&P 400 company, is a leading multifamily real estate investment trust with a demonstrated performance history of delivering superior and dependable returns by successfully managing, buying, selling, developing and redeveloping attractive real estate properties in targeted U.S. markets. As of September 30, 2013, UDR owned or had an ownership position in 53,656 apartment homes including 2,068 homes under development. For 41 years, UDR has delivered long-term value to shareholders, the best standard of service to residents and the highest quality experience for associates. Additional information can be found on the Company’s website at www.udr.com.